SUB-ITEM 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                              AIM INVESTMENT FUNDS

A Special Meeting of Shareholders of AIM Global Infrastructure Fund was held on September 4, 2002.

At such meeting, shareholders of AIM Global Infrastructure Fund were asked to:

1. Approve an Agreement and Plan of Reorganization that provides for the combination of AIM Global Infrastructure Fund, a portfolio of AIM Investment Funds, with AIM Global Utilities Fund, a portfolio of AIM Funds Group.

For a more detailed description of the proposals that were submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The shareholders approved all proposals by the following vote:

                                                                             Votes       Withheld/
         Matter                                                Votes For     Against    Abstentions
         ------                                                ---------     -------    -----------
(1)  Approval of an Agreement and Plan of Reorganization
     that provides for the combination of AIM Global
     Infrastructure Fund, a portfolio of AIM Investment
     Funds, with AIM Global Utilities Fund, a portfolio
     of AIM Funds Group..........................................841,463     33,084       38,104
